Exhibit 4.18

From:	NATIONAL BANK OF GREECE S.A.
2 Bouboulinas Street
Akti Miaouli, 185 35
Piraeus, Greece
as lender (the “Lender”)

To:	NELLMARE MARINE LTD
Trust Company Complex,
Ajeltake Road Ajeltake Island, Majuro
Marshall Islands MH96960
as borrower (the “Borrower”)

21 January 2026

Dear Sirs

Facility Agreement dated 23 May 2022 (as from time to time amended and/or supplemented, the “Facility Agreement”) and made between amongst others (i) ourselves as Borrower, (ii) Okeanis Eco Tankers Corp. as corporate guarantor and (iii) yourselves as Lender, in relation to a facility of (originally) up to $125,670,000.

In consideration of the sum of US$5 and other good and valuable consideration, we as Lender, agree to the request of the Borrower and the Guarantor to the amendment of Clause 27.11 (Change of Control) of the Facility Agreement.

1.	We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning when used in this side letter to the Facility Agreement (the “Letter”).
2.

With effect from 19th January 2026 (the “Effective Date”) we agree that clause 27.11 (Change of Control) of the Facility Agreement shall be deleted in its entirety and replaced with the following new clause:

27.11 Change of control

If, without the Lender’s prior consent:

(a)

Any of the members of the Nominated Family cease to be the major shareholder or cease to control (directly or indirectly) the Corporate Guarantor. For the purpose of this paragraph (a), “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, at least 35 per cent. of the maximum number of votes that might be cast at a general meeting of the Corporate Guarantor; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Corporate Guarantor; and
(ii)	the holding beneficially of at least 35 per cent. of the issued share capital of the Corporate Guarantor, including any voting rights attaching to those shares and excluding any part of that issued share capital that carries no right to participate beyond a specific amount in a distribution of either profits or capital; and

(b)

any person or group of persons, other than the Nominated Family, acting in concert gains (directly or indirectly) more than 34.9 per cent. of the ultimate legal or beneficial ownership of the Corporate Guarantor (and the voting rights attaching to those shares) and for the purpose of this paragraph (b), “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Corporate Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Corporate Guarantor; and

(c)	Mr. Ioannis Alafouzos or any member of the Nominated Family no longer serves as the Chairman of the Corporate Guarantor.”.
3.

Each of the Facility Agreement and the other Finance Documents shall be deemed to be amended as of the Effective Date by construing all references throughout such documents to the ‘Facility Agreement’, ‘this Agreement, ‘this Deed’, ‘hereunder’ and other similar expressions as references to such documents as amended and supplemented by this Letter.

4.	This Letter shall constitute a Finance Document.
5.	Save as amended hereby the terms of the Facility Agreement remain in full force and effect and the Borrower and the Guarantor agrees to be bound by its terms as so amended.
6.	Clause 35 (Notices) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.
7.

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and clause 46 (governing law) and clause 47 (enforcement) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter to the Facility Agreement.

Yours faithfully

NATIONAL BANK OF GREECE S.A.	)
in its capacity as Lender	)
acting by Sarri Aikaterini	) /s/ Sarri Aikaterini
and by Andreas Mitsiopoulos	) /s/ Andreas Mitsiopoulos
such execution being witnessed by: Agapiou Aikaterini	) /s/ Agapiou Aikaterini

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms hereof.

BORROWER

EXECUTED AS A DEED	)
by NELLMARE MARINE LTD	)
acting by Thaleia Kalafati	) /s/ Thaleia Kalafati
such execution being witnessed by: Eirini Chaidemenou	) /s/ Eirini Chaidemenou

GUARANTOR

EXECUTED AS A DEED	)
by OKEANIS ECO TANKERS CORP.	)
acting by Thaleia Kalafati	) /s/ Thaleia Kalafati
such execution being witnessed by: Eirini Chaidemenou	) /s/ Eirini Chaidemenou

Date: 21 January 2026